CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2020 with respect to the consolidated financial statements of Montage Resources Corporation included in the Annual Report on Form 10-K for the year ended December 31, 2019, which are incorporated by reference in this Form 8-K/A. We consent to the incorporation by reference of the aforementioned report in this Form 8-K/A.

/s/ GRANT THORNTON LLP

Pittsburgh, Pennsylvania
January 22, 2021